UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

June 14, 2012
Date of Report (Date of earliest event reported)

Royal Bancshares of Pennsylvania, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-26366	23-2812193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania	19072
(Address of principal executive offices)	(Zip Code)

(610) 668 - 4700
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, James J. McSwiggan, President and Chief Operating Officer of Royal Bancshares of Pennsylvania, Inc. ("Royal") and its wholly owned banking subsidiary, Royal Bank America (the “Bank”), advised Royal in April 2012 that he intended to retire from his current positions as President and Chief Operating Officer and from the boards of directors of both Royal and the Bank on or before December 31, 2012.  Mr. McSwiggan’s retirement will be effective June 30, 2012.

On June 14, 2012, in connection with Mr. McSwiggan’s retirement, Royal, the Bank and Mr. McSwiggan entered into a six-month consulting agreement (the “Consulting Agreement”), effective July 1, 2012, pursuant to which Mr. McSwiggan will provide consulting services to Royal and the Bank for up to 25 hours per week during the consulting period relating to transition of job functions and reporting relationships, operations, regulatory and legal matters, and customer relationships of Royal, the Bank and their respective subsidiaries.  For services under the Consulting Agreement, Mr. McSwiggan will receive six monthly installments of $25,441 on the last business day of each month during the consulting period and a continuation of employee benefits through December 31, 2013.  The Consulting Agreement also contains non-solicitation covenants relating to designated customers and employees effective through December 31, 2015.

A copy of the Consulting Agreement is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consulting Agreement, dated as of July 1, 2012 among James J. McSwiggan, Royal Bancshares of Pennsylvania, Inc. and Royal Bank America.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Dated: June 20, 2012	By:	/s/ Robert R. Tabas
Robert R. Tabas
Chairman and Chief Executive Officer